EXHIBIT 11

               COMPUTATION OF EARNINGS PER SHARE

                                      Three months     Three months
                                          ended            ended
                                     March 31, 1997   March 31, 1996
                                     --------------   --------------
Calculation of common and
 common equivalent shares:

 Shares outstanding at beginning
   of the period                         1,585,000        1,581,000

 Weighted average number of
   shares issued during the
   period:

   Issuance of shares                        1,000            2,000
                                         ---------        ---------
   Weighted average shares
     outstanding                         1,586,000        1,583,000

 Common equivalent shares if
   stock options were exercised             33,000           23,000
                                         ---------        ---------
 Average number of common and
   common equivalent shares
   outstanding                           1,619,000        1,606,000
                                         =========        =========
Calculation of earnings per share:

 Net income                               $653,000         $364,000

 Average number of common and
   common equivalent shares
   outstanding                           1,619,000        1,606,000
                                         ---------        ---------
 Net income per common and common
   equivalent share                           $.40             $.23
                                              ====             ====

    Fully diluted earnings per share is equivalent to primary earnings per share as the period-end market price of common stock does not result in greater dilution.